Registration No. 333 -

                    Securities and Exchange Commission
                          Washington, D.C.  20549
 _______________________________________________________________________

                                 Form S-8
                          Registration Statement
                                   Under
                        The Securities Act of 1933
 _______________________________________________________________________

                    BellSouth Telecommunications, Inc.

               A Georgia                     I.R.S. Employer
               Corporation                   No. 58-0436120

                      675 West Peachtree Street, N.E.
                          Atlanta, Georgia  30375
                       Telephone Number 404 529-8611

_______________________________________________________________________

                   BellSouth Compensation Deferral Plan
_______________________________________________________________________

                            Agent for Service:

                               R. Kevin Todd
                           BellSouth Corporation
                              15G03 Campanile
                        1155 Peachtree Street, N.E.
                       Atlanta, Georgia  30309-3610
                       Telephone Number 404 249-3035
_______________________________________________________________________

                      Calculation of Registration Fee


                             Proposed     Proposed
 Title of                    Maximum      Maximum
Securities       Amount      Offering    Aggregate     Amount of
  To Be          To Be        Price       Offering    Registration
Registered     Registered   Per Share      Price          Fee
-----------   ------------  ---------   -----------    ---------
 Deferred     $11,000,000      N/A      $11,000,000    $3,245.00
Compensation       (a)                       (a)
Obligations



(a)  Estimated in accordance with the provisions of the BellSouth
  Compensation Deferral Plan based upon the maximum amount of eligible employees' base salary deferral for a two-year period.

                           Part II

Information required in the registration statement

  Item 3.        Incorporation of Documents by Reference.

The following documents have been filed by BellSouth Telecommunications, Inc. (BellSouth Telecommunications) with the Securities and Exchange Commission (File No. 1-1049) and are incorporated herein by reference:

(1) BellSouth Telecommunications' Annual Report on Form 10-K for the year ended December 31, 1997.

(2) BellSouth Telecommunications' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

(3)  BellSouth Telecommunications' Current Report on Form 8-K dated  June
     17, 1998.

  All documents filed by BellSouth Telecommunications pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the Securities Exchange Act) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge from the Office of the Comptroller of BellSouth Telecommunications, Inc., 675 West Peachtree Street, N.E., Atlanta, Georgia, 30375.

Item 4. Description of Securities.

The securities registered hereby are deferred compensation obligations (the Obligations), which are fully described in the BellSouth Compensation Deferral Plan filed as Exhibit 4 (the Plan).


Item 5. Interests of Named Experts and Counsel.

Margaret H. Greene, Vice President and General Counsel of BellSouth Telecommunications, is passing upon the legality of the Obligations. Mrs. Greene is eligible to purchase Obligations in the Plan as a member of BellSouth's "executive compensation group," as described in Section 3.2(c)(ii) of the Plan.

Item 6. Indemnification of Directors and Officers.

As authorized by the Georgia Business Corporation Code (the GBCC), the Company's Restated Articles of Incorporation limit the monetary liability of its directors to the Company or its shareholder for any breach of their duty of care or any other duty as a director except (i) for misappropriation of any business opportunity of the Company, (ii) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (iii) for liability for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

  As authorized by the GBCC, the shareholder of the Company has adopted an amendment to the Bylaws expanding directors' and officers' indemnification rights and has approved a form of Indemnity Agreement which the Company may enter with its directors or officers. A person with whom the Company has entered into such an Indemnity Agreement (an Indemnitee) shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of the Company, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained for the Company and in the event of a "change in control" (as defined in the Indemnity Agreement), of BellSouth Corporation, as the parent corporation of the Company, obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. The Company has entered into Indemnity Agreements with each of its directors.

  The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

  The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

  The Company's Bylaws also provide that the Company shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of the Company) by reason of service as a director or officer of the Company (or of another entity at the Company's request), against liabilities and expenses if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful), to the maximum extent permitted by the GBCC.

  The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provisions (with respect to directors) in the Company's Restated Articles of Incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

  The directors and officers of the Company are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) the Company is entitled to have paid by the insurers, or to have the insurers reimburse the Company for amounts paid by it, in respect of such claims if the Company is required to indemnify officers and directors for such claims.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 8.      Exhibits.

  Exhibit
  Number
     4* BellSouth Compensation Deferral Plan. (Exhibit 10z to report by BellSouth Corporation, File No. 1-8607, on Form 10-Q for the period ended March 31, 1998).

     5      Opinion of Margaret H. Greene.

    23      Consent of PricewaterhouseCoopers LLP.

   23a Consent of Margaret H. Greene (contained in opinion filed as Exhibit 5).

    24      Powers of Attorney.
________
* Previously filed with the Securities and Exchange Commission and incorporated by reference herein.


Item 9.        Undertakings.


(a)  The undersigned registrant hereby undertakes:

     (i) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any
material  information  with  respect  to  the  plan  of  distribution   not
previously disclosed in the registration statement or any material change to such information in the registration statement;

     (ii) that, for the purposes of determining any liability under the Securities Act of 1933 (the Securities Act), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (iv) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and State of Georgia, on the 22nd day of September, 1998.

                    BellSouth Telecommunications, Inc.

                       By /s/ Isaiah Harris
                          ----------------------
                              Isaiah Harris
                       Vice President, Chief Financial
                           Officer & Comptroller
                    (Principal Financial and Accounting Officer)


Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
Charles B. Coe*
President

Principal Financial Officer and
Principal Accounting Officer:
/s/ Isaiah Harris
-----------------
Isaiah Harris
Vice President, Chief Financial
Officer and Comptroller


Directors:
C. Sidney Boren*
Charles B. Coe*
Odie C. Donald*
Jere A. Drummond*
Roger M. Flynt, Jr.*
Isaiah Harris*
Elton R. King*

                            *By  /s/Isaiah Harris
                                 ----------------
                                 Isaiah Harris
                                 (Individually and as Attorney-in-Fact)
                                 September 22, 1998

                            *by power of attorney


                               EXHIBIT INDEX

  Exhibit
  Number

     5      Opinion of Margaret H. Greene.

    23      Consent of PricewaterhouseCoopers LLP.

   23a Consent of Margaret H. Greene (contained in opinion filed as Exhibit 5).

   24       Powers of Attorney